Exhibit 99.0


                                  RISK FACTORS




    Fluctuations in Quarterly Operating Results. The Company's quarterly operating results can be subject to fluctuation due to several factors, including the number and timing of product updates and new product introductions, delays in product development and introduction, purchasing schedules of its customers, changes in foreign currency exchange rates, product and market development expenditures, the timing of product shipments, changes in product mix, timing and cost of acquisitions and general economic conditions. Because the Company's expense levels are to a large extent based on its forecasts of future revenues, operating results may be adversely affected if such revenues fall below expectations. Accordingly, the Company believes that quarter-to-quarter comparisons of its results of operations may not be meaningful and should not be relied upon as an indication of future performance. The Company has historically operated with very little backlog because its products are generally shipped as orders are received. As a result, revenues in any quarter are dependent on orders shipped and licenses renewed in that quarter. The Company has experienced a seasonal pattern in its operating results with the fourth quarter typically having the highest operating income. For example, excluding acquisition and other non-recurring charges, the percentage of the Company's operating income realized in the fourth quarter was 41% in 1994, 41% in 1995 and 38% in 1996. In addition, the timing and amount of the Company's revenues are subject to a number of factors that make estimation of operating results prior to the end of a quarter uncertain. A significant portion of the Company's operating expenses are relatively fixed, and planned expenditures are based primarily on revenue forecasts. More specifically, in the fourth quarter, the variable profit margins on modest increases in sales volume at the end of the quarter are significant. Should the Company fail to achieve such fourth quarter revenue increases, net income for the fourth quarter and the full year could be materially affected. Generally, if revenues do not meet the Company's expectations in any given quarter, operating results will be adversely affected. Although the Company had been profitable in each of the seven quarters up to and including the quarter ending June 30, 1994, the Company experienced a net loss of $331,000 in the third quarter of 1994 due to a one-time write-off of $1,928,000 for acquired and in-process technology and other acquisition-related charges recorded in connection with the Company's acquisition of SYSTAT, Inc. ("SYSTAT"). The Company has been profitable in the nine quarters ending December 31, 1994 through December 31, 1996. However, there can be no assurance that profitability on a quarterly or annual basis can be achieved or sustained in the future.

      Dependence on a Single Product Category; Declining Sales of Certain Products. The Company derives substantially all of its product revenues from licenses of statistical software. Accordingly, any decline in revenues from licenses of the Company's statistical software, or reduction in demand for statistical software generally, could have a material adverse effect on the Company.

      In recent years SPSS has experienced a significant shift in the sources of its revenues. Historically, the Company derived a large portion of its revenues from licenses of its mainframe and minicomputer ("Large Systems") products. As a result of the general shift by computer users from Large Systems to desktop computers, the Company has experienced an ongoing decline in revenues from Large Systems products in the last several years, although this decline has generally lessened in recent quarters. Revenues from Large Systems licenses declined from approximately $15.6 million in 1991 to $10.7 million in 1995, while sales of desktop products increased from $21.8 million in 1991 to $56.9 million in 1995, although revenues from Large Systems licenses only declined from $10.8 million to $10.7 million from 1994 to 1995. Management is unable to predict the continuing rate of decline on Large Systems licenses, if any. Revenues from the Company's products for desktop computers ("Desktop products") now account for nearly three-quarters of the Company's revenues and this percentage may continue to increase.




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      Rapid   Technological   Change.   The   computer   software   industry  is
characterized by rapid technological advances, changes in customer requirements, frequent product enhancements and new product introductions. The Company's future success will depend upon its ability to enhance its existing products and introduce new products that keep pace with technological developments, respond to evolving customer requirements and achieve market acceptance. In particular, the Company believes it must continue to respond quickly to users' needs for greater functionality, improved usability and support for new hardware and operating systems. Any failure by the Company to respond adequately to technological developments and customer requirements, or any significant delays in product development or introduction, could result in loss of revenues. In the past, the Company has, on occasion, experienced delays in the introduction of new products and product enhancements, primarily due to difficulties with particular operating environments and problems with software provided by third parties. The extent of these delays has varied depending upon the size and scope of the project and the nature of the problems encountered. Such delays have most often resulted from "bugs" encountered in working with new and/or beta-stage versions of operating systems and other third party software, and bugs or unexpected difficulties in existing third party software which complicate integration with the Company's software. From time to time, the Company has discovered bugs in its products which are resolved through maintenance releases or through periodic updates depending upon the seriousness of the defect. There can be no assurance that the Company will be successful in developing and marketing new products or product enhancements on a timely basis or that the Company will not experience significant delays or defects in its products in the future, which could have a material adverse effect on the Company. In addition, there can be no assurance that new products or product enhancements developed by the Company will achieve market acceptance or that developments by others will not render the Company's products or technologies obsolete or noncompetitive.

     International Operations. The Company's revenues from operations outside of North America accounted for approximately 40%, 45% and 50% of the Company's net revenues in 1993, 1994 and 1995, respectively. The Company expects that revenues from international operations will continue to represent a large percentage of its net revenues and that this percentage may increase, particularly as the Company further "localizes" the SPSS product line by translating its products into additional languages. International revenues are subject to a number of risks, including greater difficulties in accounts receivable collection, longer payment cycles, exposure to currency fluctuations, political and economic instability and the burdens of complying with a wide variety of foreign laws and regulatory requirements. The Company also believes that it is exposed to greater levels of software piracy in international markets because of the weaker protection afforded to intellectual property in some foreign jurisdictions. As the Company expands its international operations, the risks described above could increase and, could have a material adverse effect on the Company.

      Potential Volatility of Stock Price. There has been significant volatility in the market prices of securities of technology companies and in some instances, such volatility has been unrelated to the operating performance of such companies. Market fluctuations may adversely affect the price of the Common Stock. The Company also believes factors such as announcements of new products by the Company or its competitors, quarterly variations in financial results, recommendations and reports of analysts and other factors beyond the Company's control could cause the market price of the Common Stock to fluctuate substantially.

      Reliance on Relationships with Third Parties. The Company licenses certain software from third parties. Some of this licensed software is embedded in the Company's products, and some is offered as add-on products. If such licenses are discontinued, or become invalid or unenforceable, there can be no assurance that the Company will be able to develop substitutes for this software independently or to obtain alternative sources in a timely manner. Any delays in obtaining or developing substitutes for licensed software could have a material adverse effect on the Company.

     In February 1993, the Company entered into an exclusive, worldwide agreement (the "Prentice Hall Agreement") with Prentice Hall, Inc. ("Prentice Hall") under which Prentice Hall publishes and distributes the student version of the Company's software and all of the Company's publications. As a result, the Company is dependent on Prentice Hall for the development and support of the markets for student software and its publications. The failure of Prentice Hall to perform its obligations under the Prentice Hall Agreement adequately could have a material adverse effect on the Company.

     In February 1993, the Company entered into a Software Distribution Agreement (the "IBM Software Distribution Agreement") with International Business Machines Corporation ("IBM") under which IBM is responsible for manufacturing and packaging the Company's products and distributing them to the Company's domestic and European customers. In January 1997, the IBM Software agreement was replaced with a similar agreement with Banta Global Turnkey ("Banta"). If Banta fails to adequately perform its obligations under this agreement, or if the agreement is terminated, the Company's operating results could be materially adversely effected.

      Changes in Public Expenditures and Overall Economic Activity Levels. A significant portion of the Company's revenues comes from licenses of its products directly to foreign and domestic government entities. In addition, significant amounts of the Company's revenues come from licenses to academic institutions, healthcare organizations and private businesses which contract with or are funded by government entities. Government appropriations processes are often slow, unpredictable and subject to factors outside the Company's control. In addition, proposals are currently being made in certain countries to reduce government spending. Reductions in government expenditures and termination or renegotiation of government-funded programs or contracts could have a material adverse effect on the Company. In addition, declines in overall levels of economic activity could also have a material adverse impact on the Company.

      Competition. The market for the statistical software is both highly competitive and fragmented. The Company primarily competes with one general statistical software provider which is larger and has greater resources than the Company, as well as with numerous other companies offering statistical applications software, many of which offer products focused on specific statistical applications. The Company considers its primary worldwide competitor to be the larger and better-financed SAS Institute ("SAS"), although the Company believes that SAS's revenues are derived principally from products that are used for purposes other than statistics and operate on large systems platforms. StatSoft Inc., developers of the Statistica product ("Statistica"), Manugistics Group, Inc., distributors of the Statgraphics Plus product ("Statgraphics"), and Minitab, Inc. ("Minitab") are also competitors, although their annual revenues from these statistical products are believed to be considerably less than the revenues of SPSS.

      In the future, SPSS may face competition from new entrants into the statistical software market. The Company could also experience competition from companies in other sectors of the broader market for data management, analysis and presentation software, such as providers of spreadsheets, database management systems, report writers and executive information systems. These companies have added, or in the future may add, statistical analysis capabilities to their products. Many of these companies have significant name recognition, as well as substantially greater capital resources, marketing experience and research and development capabilities than the Company. There can be no assurance that the Company will have sufficient resources to make the necessary investment in research and development and sales and marketing, or that the Company will otherwise be able to make the technological advances necessary to maintain or enhance its competitive position. The Company's future success will also depend significantly upon its ability to continue to sell its Desktop products, to attract new customers looking for more sophisticated or powerful software and to introduce additional add-on products to existing customers. There can be no assurance that the Company will be able to compete successfully in the future.

      Dependence on Key Personnel. The Company is dependent on the efforts of certain executives and key employees, including its President and Chief Executive Officer, Jack Noonan. The Company's continued success will depend in part on its ability to attract and retain highly qualified technical, managerial, sales, marketing and other personnel. Competition for such personnel is intense. There can be no assurance that the Company will be able to continue to attract or retain such highly qualified personnel. No life insurance policies are maintained on the Company's key personnel.

      Intellectual Property; Proprietary Rights. The statistical algorithms incorporated in the Company's software are not proprietary. The Company believes that the proprietary technology constituting a portion of the Company's software determines the speed and quality of displaying the results of computations, the connectivity of the Company's products with third party software and the ease of use of its products. The Company's success will depend, in part, on its ability to protect the proprietary aspects of its products. The Company attempts to protect its proprietary software with trade secret laws and internal nondisclosure safeguards, as well as copyright and trademark laws and contractual restrictions on copying, disclosure and transferability that are incorporated into its software license agreements. The Company licenses its software only in the form of executable code, with contractual restrictions on copying, disclosures and transferability. Except for licenses of its products to users of Large System products and annual licenses of its Desktop products, the Company licenses its products to end-users by use of a "shrink-wrap" license that is not signed by licensees, as is customary in the industry. It is uncertain whether such license agreements are legally enforceable. The source code for all of the Company's products is protected as a trade secret and as unpublished copyrighted work. In addition, the Company has entered into confidentiality and nondisclosure agreements with its key employees. Despite these restrictions, it may be possible for competitors or users to copy aspects of the Company's products or to obtain information which the Company regards as a trade secret. The Company has no patents, and judicial enforcement of copyright laws may be uncertain, particularly outside of North America. Preventing unauthorized use of computer software is difficult, and software piracy is expected to be a persistent problem for the packaged software industry. These problems may be particularly acute in international markets. In addition, the laws of certain countries in which the Company's products are or may be licensed do not protect the Company's products and intellectual property rights to the same extent as the laws of the United States. Despite the precautions taken by the Company, it may be possible for unauthorized third parties to reverse engineer or copy the Company's products or obtain and use information that the Company regards as proprietary. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate to prevent misappropriation of its technology.

      Although the Company's products have never been the subject of an infringement claim, there can be no assurance that third parties will not assert infringement claims against the Company in the future or that any such assertion will not result in costly litigation or require the Company to obtain a license to use the intellectual property of third parties. There can be no assurance that such licenses will be available on reasonable terms, or at all. There can also be no assurance that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technologies.

      Control by Existing Stockholders; Antitakeover Effects. As of December 31, 1996, the Company's executive officers and directors owned beneficially approximately 22.2% of the outstanding shares of Common Stock. The Norman H. Nie Revocable Trust Dated March 15, 1991 (the "Nie Trust") and affiliates of the Nie Trust, are entitled to nominate a director for inclusion in the management slate for election to the Board so long as the Nie Trust continues to own no less than 12.5% of the outstanding shares of Common Stock. As of December 31, 1996, the Nie Trust and affiliates of the Nie Trust beneficially owned approximately 15.9% of the outstanding shares of Common Stock. The Company's Certificate of Incorporation and Bylaws contain a number of provisions, including provisions requiring an 80% super majority stockholder approval of certain actions and provisions for a classified Board of Directors, which would make the acquisition of the Company, by means of an unsolicited tender offer, a proxy contest or otherwise, more difficult or impossible.

      Shares Eligible for Future Sale. As of December 31, 1996, there were vested options outstanding held by management to purchase approximately an additional 536,573 shares of SPSS Common Stock and unvested options to purchase approximately an additional 140,370 shares of SPSS Common Stock, with an average exercise price of $5.81 per share. The Company has also established a stock purchase plan available to employees of the Company, which permits employees to acquire shares of SPSS Common Stock at the end of each quarter at 85% of the market price of SPSS Common Stock as of such date.

     In addition to the Company's currently outstanding shares and those issuable to employees as described above, the Company has issued approximately 339,000 shares of SPSS Common Stock to Jandel's shareholders. Such shares of SPSS Common Stock will generally be available for resale.

      No prediction can be made as to the effect, if any, that future sales, or the availability of shares of Common Stock for future sales, will have on the market price prevailing from time to time. Sales of substantial amounts of SPSS Common Stock by the Company or by shareholders, or the perception that such sales may occur, could adversely affect prevailing market prices for SPSS Common Stock.

     Accumulated Deficit. The Company had an accumulated deficit of $14,312,000 as of December 31, 1996.